Exhibit 10.1
                                     FORM OF
                                  CARMAX, INC.
                              EMPLOYMENT AGREEMENT
                                       FOR
                               EXECUTIVE OFFICERS

         THIS EMPLOYMENT AGREEMENT is made, entered into, and is effective as of the 1st day of August, 2004 (the "Effective Date"), by and between CarMax, Inc., a Virginia Corporation, and its affiliated companies (collectively, the "Company") and ____________________________ (the "Executive").

         WHEREAS, the Company recognizes the Executive's intimate knowledge and experience in the business of the Company, and desires to employ the Executive in the role of [Title] of the Company;

         WHEREAS, the Executive will develop and/or come in contact with the Company's proprietary and confidential information that is not readily available to the public, and which is of great importance to the Company and is treated by the Company as secret and confidential information; and

         WHEREAS, the Company and Executive desire to agree upon the terms, conditions, compensation and benefits of Executive's future employment; and

         WHEREAS, upon execution of this Agreement, any prior employment agreement between the Executive and the Company and/or Circuit City Stores, Inc., whether oral or written, will have no force and effect with respect to the terms and conditions of Executive's employment and will be replaced and superseded by the terms of this Agreement.

         NOW, THEREFORE, in consideration of the Executive's continued employment and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article 1.  Term of Employment

         The Company hereby agrees to employ the Executive and the Executive hereby accepts employment as [Title] of the Company, in accordance with the terms and conditions set forth herein, for an initial period of two (2) years, commencing as of the Effective Date of this Agreement as indicated above (the "Initial Term"); subject, however, to earlier termination as expressly provided herein.

         The Initial Term will automatically be extended for an additional period of one (1) year at the end of the Initial Term, and then again each successive year thereafter (collectively, the "Renewal Periods," which, together with the Initial Term, constitute the "Term" of this Agreement). This Agreement will not, however, be extended if either party gives written notice of its

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intent not to renew, delivered at least ninety (90) days before the end of the
Initial Term or any Renewal Period. For purposes of this Agreement, an "Employment Year" shall mean any twelve (12) month period during the Term of this Agreement beginning on the Effective Date or on any anniversary thereof.

Article 2.  Position and Responsibilities

         During the Term of this Agreement, the Executive agrees to serve as [Title] of the Company. In his capacity as [Title] of the Company, the Executive shall report directly to the [Board of Directors (for Chief Executive Officer) / Chief Executive Officer (for Executive Vice Presidents and Senior Vice Presidents)] and shall have the duties and responsibilities of [Title] of the Company and such other duties and responsibilities not inconsistent with the performance of his duties as [Title] of the Company. The Executive's work location shall be the corporate headquarters of the Company located in the Richmond Metropolitan Statistical Area.

Article 3.  Standard of Care

         During the term of this Agreement, Executive shall devote his full business time, attention, knowledge and skills to the Company's business and interests. The Executive covenants, warrants, and represents that he shall:

         (a) Devote his best efforts and talents to the performance of his employment obligations and duties for the Company;

         (b) Exercise the highest degree of loyalty and the highest standards of conduct in the performance of his duties;

         (c) Observe and conform to the Company's by-laws and other rules, regulations, and policies established or issued by the Company; and

         (d) Refrain from taking advantage, for himself or others, of any corporate opportunities of the Company.

Article 4.  Other Employment

         During the Term, the Executive shall comply with the provisions of
Article 8 herein. Furthermore, during his employment, the Executive agrees to obtain the Company's written consent before entering into any other occupation, even if dissimilar to that of the Company. Such consent may be granted or withheld, in the Company's absolute discretion.

Article 5.  Compensation and Benefits

         As remuneration for all services to be rendered by the Executive during the Employment Period, and as consideration for complying with the covenants herein, the Company shall pay and provide to the Executive the following:

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         5.1. Base Salary. During the Term, the Company shall pay the Executive a base salary ("Base Salary") in an amount established and approved by the Compensation and Personnel Committee of the Board of Directors ("the Compensation Committee"); provided, however, that such Base Salary shall be established at a rate of not less than $[amount] per year. This Base Salary shall be subject to all appropriate federal and state withholding taxes and payable in accordance with the normal payroll practices of the Company. The Compensation Committee shall review and adjust the Base Salary as it deems appropriate at least annually during the Term of this Agreement; provided, however, that Executive's Base Salary shall not be decreased without his written consent. If adjusted, the Base Salary shall be so adjusted for all purposes of this Agreement.

         5.2. Annual Bonus. In addition to his Base Salary, the Executive shall be entitled to participate in the Company's Annual Performance-Based Bonus Plan ("Annual Bonus Plan"), as such program may exist from time to time during the Term of this Agreement.

         Under the Company's Annual Bonus Plan, the Executive has the opportunity to earn an annual bonus with respect to any fiscal year of the Company ("Annual Bonus"). The Annual Bonus will be determined by a formula approved each fiscal year by the Compensation Committee ("the Annual Bonus Formula") in its sole discretion. At the beginning of each fiscal year, the Compensation Committee will authorize in accordance with the Annual Bonus Plan the Executive's Annual Bonus for that fiscal year which shall be targeted at [amount] percent (__%) of the Executive's Base Salary for that fiscal year (the "Target Bonus Rate"). The specified Target Bonus Rate may be increased from time to time by the Compensation Committee but shall not be decreased without the Executive's written consent. Depending upon the actual financial performance recorded by the Company for any given fiscal year, the Executive's Annual Bonus may be increased or decreased solely in accordance with the Annual Bonus Formula.

         5.3. Long-Term Incentives. During the Term, the Executive shall be eligible to participate in the Company's 2002 Stock Incentive Plan (or any successor incentive plan thereto) to the extent that the Compensation Committee, in its sole discretion, determines is appropriate. The Compensation Committee will make its determination consistent with the methodology used by the Company for compensating its peer executives. Additionally, the Executive shall be entitled to participate in all other incentive plans, whether equity or cash based, applicable generally to peer executives of the Company.

         5.4. Savings, Retirement and Executive Compensation Plans. During the Term, the Executive shall be entitled to participate in all savings, retirement, insurance, and executive compensation plans, policies and programs applicable generally to peer executives of the Company, subject to the eligibility and participation requirements of such plans, policies and programs.

         5.5. Welfare Benefit Plans. During the Term, the Executive and/or the Executive's family will be eligible for participation in and will receive benefits under welfare benefit plans, policies and programs, including those defined under Section 3(1) of the Employee Retirement Income Security Act of 1974 ("ERISA") (hereinafter collectively "Welfare Plans"), provided by the

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Company to other peer executives of the Company, subject to the eligibility requirements and other provisions of such plans, policies and programs. Such Welfare Plans may include group term life insurance, comprehensive health and major medical insurance, dental insurance, and short-term and long-term disability benefits.

         5.6. Fringe Benefits. During the Term the Executive will be entitled to fringe benefits in accordance with the most favorable plans, policies and programs of the Company in effect for other peer Executives of the Company.

         5.7 Vacation. During the Term, Executive will be entitled to participate in the Company's Time Away paid time off program for salaried employees ("Time Away") as that program is administered by the Company and as it may be amended or modified from time to time. In the event that the Company discontinues the Time Away program, then Executive will be entitled to 30 days of paid vacation each fiscal year. Vacation periods need not be consecutive. A maximum of 10 accrued but unused vacation days in a fiscal year may be carried over and used during the next succeeding fiscal year. Vacation days accrued but unused shall be forfeited. Upon termination of employment, Executive shall be entitled to payment for a maximum of 30 unused vacation days accrued during his employment by the Company.

         5.8. Right to Change Plans. By reason of Sections 5.4, 5.5, 5.6 and 5.7 herein, the Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan, policy or program, so long as such changes are similarly applicable to peer executives.

Article 6.  Expenses

         During the Term, the Company shall pay or reimburse the Executive for all ordinary and necessary expenses, in a reasonable amount, that the Executive incurs in performing his duties under this Agreement including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, and civic associations and societies in which the Company finds that the Executive's participation is in the best interests of the Company. The payment or reimbursement of expenses shall be subject to such rules concerning documentation of expenses and the type or magnitude of such expenses as the Compensation Committee or the Company, as applicable, may establish from time to time.

Article 7.  Employment Termination

         7.1. Termination Due to Retirement or Death. In the event the Executive's employment ends by reason of retirement (defined as either voluntary "Normal Retirement" or voluntary "Early Retirement", as applicable, under the then established definitions and rules of the Company's tax-qualified retirement plan, and hereinafter referred to as "Retirement") or the Executive's death during the term of this Agreement, the Executive's benefits shall be determined in accordance with the Company's retirement, survivor's benefits, insurance, and/or other applicable programs of the Company then in effect.

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         The date of termination ("Date of Termination") due to Retirement or death shall be (a) ninety (90) days following the date the Executive provides the Company with written notice that the Executive is ending employment by reason of Retirement or (b) on the Executive's date of death, as the case may be. Upon the Date of Termination, the Company shall be obligated to pay the Executive or, if applicable, the Executive's beneficiary or estate; (a) any Base Salary that was accrued but not yet paid as of the Date of Termination; (b) the unpaid Annual Bonus, if any, with respect to the fiscal year preceding the Date of Termination (such Annual Bonus, if any, to be determined in the manner it would have been determined and payable at the time it would have been payable under Section 5.2 had there been no termination of the Employment Period); (c) a pro rata share of the target Annual Bonus for the fiscal year in which the Date of Termination occurs (calculated by multiplying (i) the Base Salary in effect on the Date of Termination by (ii) the Target Bonus Rate in effect on the Date of Termination and by (iii) a fraction, the numerator of which is the number of full completed days in the Employment Year through the Date of Termination, and the denominator of which is three hundred sixty-five (365)); (d) any compensation previously deferred by the Executive by his own election, and (e) all other vested rights and benefits that the Executive is entitled to pursuant to other plans and programs of the Company. All of the Executive's outstanding stock options, stock grants, stock appreciation rights, performance-based grants, and all other forms of incentive compensation, regardless of whether such is equity or cash based, will, to the extent allowed under the terms and conditions of the applicable incentive compensation award agreement, become fully vested and immediately exercisable by the Executive, the Executive's personal representatives, distributees, legatees, or estate, as applicable.

         7.2. Termination Due to Disability. The Company shall have the right to terminate the Executive's employment for disability. For the purposes of this Agreement, disability (hereinafter referred to as "Disability" or "Disabled") shall mean any physical or mental illness or injury that causes the Executive to be unable to substantially perform the Executive's normal duties; provided however that the Executive shall not be considered Disabled until: (a) the Executive has been so disabled for one hundred eighty (180) days in the aggregate during any period of twelve (12) consecutive months; (b) the Executive's attending physician shall have furnished to the Company certification that the return of the Executive to his normal duties is impossible or improbable; or (c) the Executive is determined to be totally disabled by the long-term disability insurer then insuring the Executive, if any. The Board shall review the foregoing information and shall determine in good faith if the Executive is Disabled. The Board's decision shall be binding on the Executive.

         The Date of Termination due to Disability shall be specified in a written notice, delivered to the Executive, which date shall be no less than thirty (30) calendar days after the delivery of such written notice to the Executive. Upon the Date of Termination, the Company shall be obligated to pay the Executive: (a) any Base Salary that was accrued but not yet paid as of the Date of Termination; (b) the unpaid Annual Bonus, if any, with respect to the fiscal year preceding the Date of Termination (such Annual Bonus, if any, to be determined in the manner it would have been determined and payable at the time it would have been payable under Section 5.2 had there been no termination of the Employment Period); (c) a pro rata share of the target Annual Bonus for the fiscal year in which the Date of Termination occurs (calculated by multiplying
(i) the Base Salary in effect on the Date of Termination by (ii) the Target

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Bonus Rate in effect on the Date of Termination and by (iii) a fraction, the numerator of which is the number of full completed days in the Employment Year through the Date of Termination, and the denominator of which is three hundred sixty-five (365)); (d) any compensation previously deferred by the Executive by his own election, and (e) all other vested rights and benefits that the Executive is entitled to pursuant to other plans and programs of the Company. In addition, all of the Executive's outstanding stock options, stock grants, stock appreciation rights, performance-based grants, and all other forms of incentive compensation, regardless of whether such is equity or cash based, will, to the extent allowed under the terms and conditions of the applicable incentive compensation award agreement, become fully vested and immediately exercisable by the Executive, the Executive's personal representatives, distributees, or legatees, as applicable.

         It is expressly understood that the disability of the Executive for a period of one hundred eighty (180) calendar days or less in the aggregate during any period of twelve (12) consecutive months, in the absence of any reasonable expectation that his disability will exist for more than such a period of time, shall not constitute a failure by him/her to perform his duties hereunder and shall not be deemed a Disability or breach or default of this Agreement and the Executive shall receive full compensation for any such period of disability or for any other temporary illness or incapacity during the term of this Agreement.

         7.3. Voluntary Termination by the Executive. The Executive may terminate his employment at any time by giving the Company at least forty-five
(45) days written notice. The Company reserves the right to require the Executive not to work during the notice period but shall pay the Executive his full Base Salary, at the rate then in effect as provided in Section 5.1 herein, through the notice period in addition to any deferred compensation and all other benefits to which the Executive has a vested right on the last day of employment; provided, however, that the Executive shall forfeit any Annual Bonus with respect to the fiscal year in which his voluntary termination under this
Section 7.3 occurs. The Company thereafter shall have no further obligations under this Agreement.

         7.4. Involuntary Termination by the Company Without Cause. The Company may terminate the Executive's employment, at any time, for any reason other than death, Disability, Retirement, or for Cause (as hereinafter defined) ("Involuntary Termination Without Cause"), by providing the Executive with at least ninety (90) days written notice.

         (a) The Company's decision not to renew this Agreement by providing ninety (90) days notice before the end of the Initial Term or any Renewal Period, in accordance with Article 1, shall be deemed an Involuntary Termination Without Cause; provided, however, that for purposes of this Section 7.4 (a), no variation, alteration, modification, cancellation, change or amendment made to this Agreement pursuant to Section 17.3 or 17.4 at a time other than the expiration date of the Initial Term or any Renewal Period, shall be deemed an Involuntary Termination Without Cause.

         (b) In the event of Executive's Involuntary Termination Without Cause, the Company shall pay to the Executive, in equal monthly installments over the following twenty-four (24) month period, an amount equal to the product of two (2) times

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                  both the  Executive's  Base Salary and the Executive's  target
                  Annual Bonus established for the fiscal year in which the Executive's Date of Termination occurs. The Company shall also pay to the Executive an additional amount equal to a pro rata share of the target Annual Bonus for the fiscal year in which the Date of Termination occurs (calculated by multiplying (i) the Base Salary in effect on the Date of Termination by (ii) the Target Bonus Rate in effect on the Date of Termination and by (iii) a fraction, the numerator of which is the number of full completed days in the Employment Year through the Date of Termination, and the denominator of which is three hundred sixty-five (365)). The Company shall also pay to the Executive any compensation previously deferred by the Executive by his own election. In addition, the Company shall continue, at the same cost to the Executive as existed as of the Date of Termination, the Executive's participation in the Welfare Plans for two (2) full years following the Executive's termination of employment; provided, however, that the applicable COBRA "period of coverage" under any plan subject to Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code"), or Sections 601 through 609 of ERISA shall begin as of the Date of Termination.

         (c) The Company shall provide the Executive with outplacement services not to exceed a cost of $[amount].

         (d) All of the Executive's outstanding stock options, stock grants, stock appreciation rights, performance-based grants, and all other forms of incentive compensation, regardless of whether such is equity or cash based, will, to the extent allowed under the terms and conditions of the applicable incentive compensation award agreement, become fully vested and immediately exercisable by the Executive. The Executive must satisfy the tax withholding requirements.

         (e) The Executive will be credited with age and service credit through the end of the Initial Term or current Renewal
                  Period of this Agreement for purposes of computing benefits under the Company's retirement and Welfare Plans, and the Company will continue the Executive's coverage under the Company's retirement and Welfare Plans as if the Executive remained employed through the end of the term of this Agreement. Notwithstanding the foregoing, if crediting such age and service credit or continued coverage could adversely affect the tax qualification or tax treatment of a retirement plan, or otherwise have adverse legal ramifications to either the plan or the Company, the Company shall pay the Executive a lump sum cash amount that reasonably approximates the after-tax discounted present value to the Executive of such age and service credit and continued coverage through the end of the term of this Agreement, in lieu of giving such age and service credit and continued coverage. The discounted present value shall be determined by using a discount rate equal to the lesser of (i) the applicable federal long-term rate, as determined pursuant to section 1274(d) of the Internal Revenue Code of 1986, as amended, or (ii) seven and one-half percent (7 1/2 %) .

         The Company thereafter shall have no further obligations under this Agreement.

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         7.5. Termination For Cause. Nothing in this Agreement shall be construed to prevent the Company from terminating the Executive's employment under this Agreement, without notice or liability for doing so, for "Cause."

         For purposes of this Agreement, "Cause" means a good faith determination by the Board that one (1) or more of the following has occurred:

         (a) The Executive has committed a material breach of this Agreement, which breach was not cured, or waived by the Company, within ten (10) days of receipt by the Executive of written notice from the Company specifying the breach;

         (b) The Executive has committed gross negligence in the performance of his material duties hereunder, intentional nonperformance or intentional misperformance of such duties, intentional misconduct or refusal to abide by or comply with the directives of the Board, his superior officers, or the Company's policies and procedures, as applicable, which actions continued for a period of ten (10) days after receipt by the Executive of written notice of the need to cure or cease;

         (c)      The Executive has been convicted of a felony;

         (d) The Executive has engaged in illegal conduct, embezzlement or fraud with respect to the business or affairs of the Company;

         (e) The Executive has failed to disclose to the Board or his superior officer, as applicable, a conflict of interest, of which the Executive knew or, with reasonable diligence, would have known, in connection with any transaction entered into on behalf of the Company; or

         (f) The Executive has failed to agree to a modification of this Agreement, pursuant to Section 17.3 below, when the purpose of the modification is to comply with applicable federal, state and/or local laws or regulations, or when such modification is designed to further define the restrictions of Article 8 or otherwise enhance the enforcement of Article 8 without increasing the scope of the Article 8 restrictions.

         If the Executive's employment is terminated for Cause during the Term of this Agreement, this Agreement will terminate without further obligation of the Company to the Executive other than the payment to the Executive of his Base Salary through the Date of Termination for Cause, plus the payment of any compensation previously deferred by the Executive by his own election. The Executive shall immediately thereafter forfeit all unvested rights and benefits he would otherwise have been entitled to receive under this Agreement.

         7.6. Termination for Good Reason. At any time during the term of this Agreement, the Executive may terminate this Agreement for Good Reason (as hereinafter defined) by giving the Company forty-five (45) days written notice, which notice sets forth in detail the facts and circumstances claimed to provide

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a basis for such termination; provided, however, the Company shall, at its option, have thirty (30) days from receipt of such written notice to cure any event or circumstance that could constitute Good Reason.

         If the Company chooses not to cure, the Date of Termination for Good Reason shall occur upon the expiration of the forty-five (45) days notice period that is specified by the Executive in the written notice.

         For purposes of this Agreement, Good Reason shall mean, without the Executive's express written consent, the occurrence of any one (1) or more of the following:

         (a)      Reducing the Executive's Base Salary;

         (b) Failing to maintain the Executive's participation in any of the Company's short-and long-term incentive plans including, but not limited to, the Company's Performance-Based Pay Plan, 2002 Stock Incentive Plan (including such successor or replacement plans that may be instituted during the Initial Term or any Renewal Term hereof), in a manner that is consistent with other peer executive employees of the Company;

         (c) Failing to maintain the Executive's benefits under, or relative level of participation in, all of the Company's executive compensation plans, Welfare Plans, retirement and fringe benefit plans, policies, practices, or arrangements in which the Executive participates as of the Effective Date of this Agreement (including such successor or replacement plans that may be instituted during the Initial Term or any Renewal Term hereof) at a level consistent with other peer executive employees of the Company;

         (d) Enforcing a material reduction in the Executive's duties or authority;

         (e) Requiring the Executive to be based at any office or location that is more than thirty-five (35) miles from the location where the Executive is based as of the Effective Date of this Agreement except in connection with the relocation of substantially all senior Company executives pursuant to the relocation of the Company's headquarters;

         (f) Terminating the Executive's employment otherwise than as expressly permitted by this Agreement;

         (g) Failing to comply with and satisfy Section 12.1 by requiring any successor to the Company to assume and agree to perform the Company's obligations hereunder; or

         (h) The Company's failure to honor any material term or provision of this Agreement.

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         In the event of Executive's Termination for Good Reason, the Executive
shall be entitled to receive thereafter the same payments and benefits as he would be entitled to receive following an Involuntary Termination Without Cause, as specified in Section 7.4 herein. Said payment shall commence within forty-five (45) calendar days following the Date of Termination.

         The Executive's right to terminate employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness.

Article 8.  Covenant Not to Compete.

The Executive acknowledges and agrees as follows:

         8.1. The Company operates a unique business concept in the United States regarding the sale and servicing of new and used vehicles in a highly competitive industry.

         8.2. The Company's competitors have attempted to duplicate the Company's business concept in various markets throughout the United States, including markets where the Company does not currently have a business location, and may continue to do so.

         8.3. In connection with the Executive's employment, he will receive access to, and training regarding, the Company's business concept and will, accordingly, acquire commercially valuable knowledge of, and insight into, the Company's operations and its proprietary and confidential information, any of which if made available to the Company's competitors could place the Company at an unfair competitive disadvantage.

         8.4. In order to protect the Company's legitimate business interests from competitors and to protect the Company's critical interest in its proprietary and confidential, and in return for the consideration set forth in this Agreement, the Executive covenants and agrees as follows:

         During the Executive's employment and for a period of two (2) years following the last day of the Executive's employment, the Executive will not, directly or indirectly, compete with the Company by acting "in a competitive capacity" (as defined in Section 8.5 below), whether as an individual, partner, or joint venturer, for, or on behalf of, any person or entity operating or developing the same or similar business as the Company within any Metropolitan Statistical Area ("MSA") in which the Company has a business location or in which the Company is engaged in real estate site selection. Such business entities include, but are not limited to: Sonic Automotive, Inc.; Lithia Motors, Inc.; Group 1 Automotive, Inc.; UnitedAuto Group; AutoNation, Inc.; Penske Motors; Asbury Automotive Group; Price One; Hendrick Automotive Group; CarMotive; Saturn Group; Hertz; Enterprise; and any automotive retail operation affiliated with, owned, operated, or controlled by Home Depot, Inc.; Lowe's Companies, Inc.; Target Corporation; Wal-Mart Stores, Inc.; Sears, Roebuck and Company; Carrefour; Costco Wholesale Corporation; Royal Dutch/Shell Group of Companies and its affiliates; Exxon Mobil Corporation and its affiliates; and/or ChevronTexaco Corp. and its affiliates.

         A business will not be considered to be in competition with the Company for purposes of this Section 8.4 if the business, or operating unit of the business, in which the Executive will be employed does not have, nor is expected

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to have within the two (2) years following the Executive's termination of employment, annual gross revenues of at least $5,000,000 derived from the sale and servicing of new and used vehicles.

         8.5. Acting "in a competitive capacity" shall mean providing to a person or entity covered by Section 8.4, directly or indirectly, the same or similar services as the Executive provided to the Company during his employment, and/or engaging in any business or segment of business about which the Executive first acquired proprietary or confidential information during the course of his employment with the Company.

         8.6. Notwithstanding the foregoing, nothing herein shall be deemed to prevent or limit the right of the Executive to invest in the capital stock or other securities of any corporation whose stock or securities are regularly traded on any public exchange, nor shall anything herein contained be deemed to prevent the Executive from investing in real estate for his own benefit so long as such investment (a) is not related to or in support of any entity engaged in a business similar to that of the Company or (b) does not detract from the Executive's performance of his duties and obligations hereunder.

         8.7. The Executive and the Company have examined in detail the Covenant Not to Compete contained herein and agree that the restraint imposed upon the Executive is reasonable in light of the legitimate business interests of the Company, and it is not unduly harsh upon the Executive's ability to earn a livelihood. If any provision of the Covenant Not to Compete relating to the time period, geographic area or scope of restricted activities shall be declared by a court of competent jurisdiction to exceed the maximum time period, geographic area or scope of activities, as applicable, that such court deems reasonable and enforceable, said time period, geographic area or scope of activities shall be deemed to be, and thereafter shall become, the maximum time period, scope of activities or largest geographic area that such court deems reasonable and enforceable and this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

         8.8. The Executive and the Company acknowledge that the Executive's services are of a special, extraordinary, and intellectual character which gives the Executive unique value, that the Company's business is highly competitive, and that violation of the Covenant Not to Compete provided herein would cause immediate, immeasurable, and irreparable harm, loss, and damage to the Company not adequately compensable by a monetary award. In the event of any breach or threatened breach by the Executive of the Covenant Not to Compete, the Company shall be entitled to such equitable and injunctive relief as may be available to restrain the Executive from violating the provisions hereof. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages and the immediate termination of the employment of the Executive hereunder for Cause.

Article 9.  Non-Solicitation / Non-Hiring of Employees.

         The Executive agrees that during the Executive's employment with the Company and for a period of two (2) years following the last day of the Executive's employment, the Executive shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Company to leave the Company for any reason whatsoever or hire any individual employed by the Company. For purposes of this Article 9, employee shall mean any individual employed by the Company within the three (3) month period prior to, and including, the last day of the Executive's employment.

Article 10.  Confidentiality.

         The Executive understands and agrees that any information, data and/or trade secrets about the Company or its suppliers and/or distributors is the property of the Company and is essential to the protection of the Company's goodwill and to the maintenance of the Company's competitive position and accordingly should be kept secret. For purposes of this Agreement, "Protected Information" means trade secrets, confidential and proprietary business information of or about the Company, and any other information of the Company, including, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, promotional plans, internal policies, research, purchasing, accounting and financial information, computer programs, hardware, software, and products and services which may be developed from time to time by the Company and its agents or employees, including the Executive; provided, however, that information that is in the public domain (other than as a result of a breach of this Agreement), approved for release by the Company or lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company, is not Protected Information.

         The Company has advised the Executive, and the Executive acknowledges, that it is the policy of the Company to maintain as secret and confidential all Protected Information and that Protected Information has been and will be developed at substantial cost and effort to the Company. The Executive agrees to hold in strict confidence and safeguard any information of or about the Company gained by the Executive in any manner or from any source during the Executive's employment. The Executive shall not, without the prior written consent of the Company, at any time, directly or indirectly, divulge, furnish, use, disclose or make accessible to any person, firm, corporation, association, or other entity (otherwise than as may be required in the regular course of the Executive's employment with the Company), either during the Executive's employment with the Company or subsequent to the last day of the Executive's employment, any Protected Information, or cause any such information of the Company to enter the public domain.

         Nothing contained in this Article 10 is intended to reduce in any way protection available to the Company pursuant to the Uniform Trade Secrets Act as adopted in Virginia or any other state or other applicable laws that prohibit the misuse or disclosure of confidential or proprietary information.

Article 11.  Change in Control; Sale of Assets

         11.1. Purpose. The Company recognizes that the possibility of a Change in Control or Asset Sale exists, and the uncertainty and questions that it may raise among management may result in the departure or distraction of management personnel to the detriment of the Company. Accordingly, the purpose of this
Article 11 is to encourage the Executive to continue employment after a Change in Control or Asset Sale by providing reasonable employment security to the Executive and to recognize the prior service of the Executive in the event of a termination of employment under certain circumstance after a Change in Control or Asset Sale. This Article 11 shall not become effective, and the Company shall have no obligation hereunder, if the employment of the Executive with the Company terminates before a Change in Control or Asset Sale.

         11.2. Definitions.

         (a) Change in Control of the Company means the occurrence of either of the following events: (i) a third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes, or obtains the right to become, the beneficial owner of Company securities having twenty percent (20%) or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors to the Board of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Company before such transactions shall cease to constitute a majority of the board or of the board of directors of any successor to the Company.

          (b) "Asset Sale" shall mean a sale of all or substantially all of the assets of the Company in a single transaction or a series of related transactions.

         11.3. Immediate Vesting of Incentive Compensation. Upon the occurrence of a Change in Control or Asset Sale, all of the Executive's outstanding stock options, stock grants, stock appreciation rights, performance-based grants, and all other forms of incentive compensation, regardless of whether such is equity or cash based, will, to the extent allowed under the terms and conditions of the applicable incentive compensation award agreement, become fully vested and immediately exercisable by the Executive. The Executive must satisfy the tax withholding requirements.

         11.4 Continued Employment Following Change in Control or an Asset Sale. If a Change in Control or an Asset Sale occurs and the Executive is employed by the Company on the date the Change in Control or Asset Sale occurs (the "Change in Control Date"), the Company or its successor will continue to employ the Executive in accordance with the terms and conditions of this Agreement for the period beginning on the Change in Control Date and ending on the second (2nd) anniversary of such date (the "Change in Control Employment Period").

         11.5. Positions and Duties. During the Change in Control Employment Period, (a) the Executive's position, title, authority, duties and responsibilities will be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the ninety (90) day period immediately preceding the Change in Control Date and (b) the Executive's services will be performed at the location where the Executive was employed immediately preceding the Change in Control Date or any office that is the headquarters of the Company and is less than thirty-five (35) miles from such location.

         11.6. Compensation. During the Change in Control Employment Period, the Executive will be entitled to receive a Base Salary in an amount at least equal to the highest Base Salary paid or payable to Executive for the two (2) years immediately preceding the Change in Control Date. The Base Salary will be reviewed at least annually and will be increased at any time and from time to time as will be substantially consistent with increases in Base Salary generally awarded in the ordinary course of business to other peer executives of the Company. In addition to the Base Salary, Executive will be awarded for each year during the Change in Control Employment Period an Annual Bonus in cash at least equal to the highest Annual Bonus paid or payable for the two (2) years immediately preceding the year in which the Change in Control Date occurs.

         11.7. Benefits. During the Change in Control Employment Period, the Executive will be entitled to participate in all incentive plans (including stock incentive plans), savings plans, retirement plans, insurance plans, Welfare Plans, and fringe benefit plans, policies and programs applicable generally to other peer executives of the Company, but in no event will such plans, policies or programs provide the Executive with incentive opportunities, savings opportunities or benefit opportunities, in each case, less favorable, in the aggregate, than those provided by the Company for the Executive during the six (6) months preceding the Change in Control Date.

         11.8. Termination of Employment Following Change in Control or Asset Sale. The Executive will be entitled to the compensation and benefits described in this Section 11.8 if, during the Change in Control Employment Period (a) the Company terminates his employment without Cause (as Cause is defined in Section 7.5), or (b) the Executive terminates his employment with the Company for Good Reason (as Good Reason is defined in Section 7.6), or (c) the Executive delivers to the Company written notice of his voluntary termination at any time during the thirty (30) day period commencing on the twelfth (12th) month following the Change in Control Date. The compensation and benefits described in this Section
11.8 are in lieu of, and not in addition to, any compensation and benefits provided to the Executive pursuant to Sections 7.4 and 7.6 herein.

         (a) Accrued Obligations. The "Accrued Obligations" are the sum of (1) the Executive's Base Salary accrued through the Date of Termination at the rate in effect just prior to the termination date; (2) the unpaid Annual Bonus, if any, with respect to the fiscal year preceding the Date of Termination (such Annual Bonus, if any, to be determined in the manner it would have been determined and payable at the time it would have been payable under Section 5.2 had there been no termination); (3) the amount equal to a pro rata share of the target Annual Bonus for the calendar year in which the Date of Termination occurs (calculated by multiplying (i) the Base Salary in effect on the Date of Termination by (ii) the Target Bonus Rate in effect on the Date of Termination and by (iii) a fraction, the numerator of which is the number of full completed days in the Employment Year through the Date of Termination, and the denominator of which is three hundred sixty-five (365)); (4) the amount of any long-term incentive compensation earned but not yet paid as of the Date of Termination; (5) all compensation previously deferred by the Executive by his own election; and (6) all benefits or awards (including both cash and stock components) that pursuant to the terms of any plans, policies or programs have been earned or become payable, but which have not yet been paid to Executive. The Accrued Obligations will be paid to the Executive in a lump sum cash payment within ten (10) days after the Date of Termination.

         (b) Salary Continuance Benefit. The Salary Continuance Benefit is an amount equal to 2.99 times the Executive's Final Compensation. For purposes of this Agreement, "Final Compensation" means the Base Salary in effect at the Date of Termination, plus the highest Annual Bonus paid or payable for the two (2) most recently completed years and any amount contributed by the Executive during the most recently completed year pursuant to a salary reduction agreement or any other program that provides for pre-tax salary reductions or compensation deferrals. The Salary Continuance Benefit will be paid to the Executive in a lump sum cash payment not later than the forty-fifth (45th) day following the Date of Termination.

         (c) Welfare Continuance Benefit. For twenty-four (24) months following the Date of Termination (the "Welfare Continuance Period"), the Executive and his dependents will continue to be covered under all Welfare Plans in which the Executive or his dependents were participating immediately prior to the Date of Termination (the "Welfare Continuance Benefit"). The Company will pay all or a portion of the cost of the Welfare Continuance Benefit for the Executive and his dependents under the Welfare Plans on the same basis as is applicable, from time to time, to active employees covered under the Welfare Plans and the Executive will pay any additional costs. If participation in any one or more of the Welfare Plans included in the Welfare Continuance Benefit is not possible under the terms of the Welfare Plan or any provision of law would create an adverse tax effect for the Executive or the Company due to such participation, the Company will provide substantially identical benefits directly or through an insurance arrangement. The Welfare Continuance Benefit as to any Welfare Plan will cease if and when the Executive has obtained coverage under one or more welfare benefit plans of a subsequent employer that provides for equal or greater benefits to the Executive and his dependents with respect to the specific type of benefit. The Executive or his dependents will become eligible for COBRA continuation coverage as of the date the Welfare Continuance Benefit ceases for all health and dental benefits.

         (d) Outplacement Services. Provision of outplacement services for the Executive not to exceed a cost of $[amount]; and

         (e) Age and Service Credit. The Executive will be credited with age and service credit through the end of the Welfare Continuance Period for purposes of computing the Executive's benefits under the Company's Retirement plan. Notwithstanding the foregoing, if crediting such age and service credit or continued coverage could adversely affect the tax qualification or tax treatment of the Company's Retirement plan, or otherwise have adverse legal ramifications to either the plan or the Company, the Company shall pay the Executive a lump sum cash amount that reasonably approximates the after-tax discounted present value to the Executive of such age and service credit through the end of the Welfare Continuance Period, in lieu of giving such age and service credit. The discounted present value shall be determined by using a discount rate equal to the lesser of
                  (i) the applicable federal long-term rate, as determined pursuant to section 1274(d) of the Internal Revenue Code of 1986, as amended, or (ii) seven and one-half percent (7 1/2%).

         11.9 Death, Disability or Retirement Termination Following a Change in Control. If the Executive's employment ends by reason of Retirement (as defined in Section 7.1), the Executive's death, or as a result of Disability (as defined in Section 7.2), during the Change in Control Employment Period, this Agreement will terminate without any further obligation on the part of the Company under this Agreement other than for (a) the payment of the Accrued Obligations (which shall be paid to the Executive or his beneficiary designated in writing or his estate, as applicable, within thirty (30) days of the date of death or termination of employment); (b) full vesting and immediate exercisability by the Executive, the Executive's personal representatives, distributees, legatees, or estate, as applicable, of any unvested stock options or any outstanding stock options, stock grants, stock appreciation rights, restricted stock, including restricted stock grants issued under a performance-based plan, and all other forms of incentive compensation, to the extent allowed under the terms and conditions of the applicable incentive compensation award agreement, and (c) the timely payment of all death, disability or retirement benefits pursuant to any plan, policy or program of the Company.

         11.10 Cause; Other Than For Good Reason Following a Change in Control. If the Executive's employment is terminated for Cause (as Cause is defined in Section 7.5) during the Change in Control Employment Period, this Agreement will terminate without further obligation to the Executive other than the payment to the Executive of the Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Executive at his own election (which together shall be paid in a lump sum in cash within thirty (30) days of the Date of Termination). If the Executive terminates employment during the Change in Control Employment Period other than (a) for Good Reason (as defined in Section 7.6), or (b) by delivering to the Company written notice of his voluntary termination at anytime during the thirty (30)day period commencing on the twelfth (12th) month following the Change in Control Date, this Agreement will terminate without further obligation to the Executive other than for payment of the Accrued Obligations (which shall be paid in a lump sum in cash within thirty (30) days of the Date of Termination) and any other benefits to which the Executive may be entitled pursuant to the terms of any plan, program or arrangement of the Company.

         11.11. Gross-Up Payment. In the event any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 11.11) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by the Executive with respect to such excise tax (collectively, the "Excise Tax"), then the Executive will be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any income taxes and interest or penalties imposed with respect to such taxes) and the Excise Tax imposed on the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payments. All determinations required to be made under this Section 11.11, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by the independent accounting firm of the Company immediately prior to the Executive's termination of employment (the "Accounting Firm"). All fees and expenses of the Accounting Firm will be borne solely by the Company, and any determination by the Accounting Firm will be binding upon the Company and the Executive. Any Gross-Up Payment, as determined pursuant to this Section 11.11), will be paid by the Company to the Executive within ten (10) days of the receipt of the Accounting Firm's determination.

         If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall so indicate to the Executive in writing. In the event there is an under-payment of the Gross-Up Payment due to the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm will determine the amount of any such under-payment that has occurred and such amount will be promptly paid by the Company to or for the benefit of the Executive.

         Notwithstanding anything contained in this Section 11.11 to the contrary, if the present value of the payments made under this Article 11, without taking into account the Gross-Up Payment, is no greater than one hundred and ten percent (110%) of the amount payable to the Executive assuming the Executive's payments under this Agreement were limited ot the maximum amount that could be payable without application of the excise tax imposed by Section 4999 of the Internal Revenue Code (the "Section 4999 Limit"), the Executive's payments hereunder shall be limited to the Section 4999 Limit.

Article 12.  Assignment

         12.1. Assignment by Company. This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted for all purposes of the "Company" under the terms of this Agreement. As used in this Agreement, the term "successor" shall mean any person, firm, corporation, or business entity which, at any time, whether by merger, purchase, or otherwise, acquires all or substantially all, or control of all or substantially all, of the assets or the business of the Company. Except as provided herein, the Company may not otherwise assign this Agreement.

         12.2. Assignment by Executive. The services to be provided by the Executive to the Company hereunder are personal to the Company and the Executive's duties may not be assigned by the Executive; provided, however, that this Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, and administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amounts payable to the Executive hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, in the absence of such designee, to the Executive's estate.

Article 13.  Dispute Resolution.

         Except for actions initiated by the Company to enjoin a breach by, and/or recover damages from, the Executive related to violation of any of the restrictive covenants in Article 8 of this Agreement, which the Company may bring in an appropriate court of law or equity, any disagreement between the Executive and the Company concerning anything covered by this Agreement or concerning other terms or conditions of the Executive's employment or the termination of the Executive's employment will be settled by final and binding arbitration pursuant to the Company's Associate Issue Resolution Program. The Dispute Resolution Agreement and the Dispute Resolution Rules and Procedures are incorporated herein by reference as if set forth in full in this Agreement. The decision of the arbitrator will be final and binding on both the Executive and the Company and may be enforced in a court of appropriate jurisdiction. Each party will bear its own expenses of arbitration, including legal fees, except that in the event of an action brought by the Executive under this Agreement following a Change in Control, then insofar as such action is not deemed to be frivolous by the arbitrator, the Company shall bear all expenses related to the arbitration, including all legal fees.

Article 14.  Litigation By Third Parties.

         All litigation or inquiries by third parties (including, but not limited to, those by the Company's shareholders or by government agencies) arising out of or in connection with Executive's performance under the this Agreement, against either the Company or the Executive or both, shall be jointly defended or opposed by the parties hereto to support this Agreement. The Company shall appoint legal counsel for the parties and shall bear the costs, reasonable legal fees and expenses related to such litigation or inquiry.

Article 15.  Indemnity; Limitation of Liability.

         As an officer of the Company, Executive shall be entitled to indemnity and limitation of liability as provided pursuant to the Company's Articles of Incorporation, by-laws and any other governing document, as the same shall be amended from time to time.

Article 16.  Notice.

         Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing, and if delivered in person or sent by registered or certified mail, postage prepaid (in which case notice will be deemed to have been given on the third day after mailing) or by overnight delivery by a reliable overnight courier service (in which case notice will be deemed to have been given on the day after delivery to such courier service). Notices to the Executive shall be directed to the last address he has filed in writing with the Company. Notices to the Company shall be directed to the Secretary of the Company, with a copy directed to the Chairman of the Board of the Company.

Article 17.  Miscellaneous

         17.1. Entire Agreement. This Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto, with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto. Without limiting the generality of the foregoing sentence, this Agreement completely supersedes any and all prior employment agreements entered into by and between the Company, and the Executive, and all amendments thereto, in their entirety.

         17.2. Return of Materials. Upon the termination of the Executive's employment with the Company, however such termination is effected, the Executive shall promptly deliver to the Company all property, records, materials, documents, and copies of documents concerning the Executive's business and/or its customers (hereinafter collectively "Company Materials") which the Executive has in his possession or under his control at the time of termination of his employment. The Executive further agrees not to take or extract any portion of Company Materials in written, computer, electronic or any other reproducible form without the prior written consent of the [Board of Directors (for Chief Executive Officer) / Chief Executive Officer (for Executive Vice Presidents and Senior Vice Presidents)].

         17.3. Modification. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

         17.4. Severability. It is the intention of the parties that the provisions of the restrictive covenants herein shall be enforceable to the fullest extent permissible under the applicable law. If any clause or provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, then the remainder of this Agreement shall not be affected thereby, and in lieu of each clause or provision of this Agreement which is illegal, invalid or unenforceable, there shall be added, as a part of this Agreement, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and as may be legal, valid and enforceable.

         17.5. Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

         17.6. Tax Withholding. The Company may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

         17.7. Restrictive Covenants of the Essence. The restrictive covenants of the Executive set forth herein are of the essence of this Agreement; they shall be construed as independent of any other provision in this Agreement; and the existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by the Company of the restrictive covenants contained herein. The Company shall at all times maintain the right to seek enforcement of these provisions whether or not the Company has previously refrained from seeking enforcement of any such provision as to the Executive or any other individual who has signed an agreement with similar provisions. Notwithstanding any provision contained within this Agreement, the obligations of the Executive under Articles 8, 9, 10 and 17 of this Agreement shall continue after the termination of this Agreement and shall be binding on the Executive's heirs, executors, legal representatives and assigns.

         17.8. Beneficiaries. The Executive may designate one (1) or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing acceptable to the Executive's immediate manager. The Executive may make or change such designation at any time.

         17.9. Payment Obligation Absolute. The Company's obligation to make the payments and the arrangement provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the' Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever.

         The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event result in any reduction of the Company's obligations to make the payments and arrangements required to be made under this Agreement; provided, however, that continued health, welfare, and benefit plan participation pursuant to Section 7.4(b) or Section 11.8(c) herein shall be discontinued in the event the Executive becomes eligible to receive substantially similar benefits from a successor employer.

         17.10. Contractual Rights to Benefits. This Agreement establishes and vests in the Executive a contractual right to the benefits to which he is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets in trust or otherwise to provide for any payments to be made or required hereunder.

         17.11 Resignations. Upon the termination of Executive's employment, however such termination is effected, he shall be deemed to have resigned as of the date of such termination all officer and director positions he may have held with the Company.

Article 18.  Governing Law

         To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia, without reference to Virginia's choice of law statutes or decisions.



         IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the Effective Date.

CARMAX, INC.:


By:
   --------------------------------------------------------------------
         [NAME]
         [TITLE]

EXECUTIVE:
   ____________________________________________________________________
         [NAME]

   ____________________________________________________________________

   ____________________________________________________________________
ADDRESS

SSN:
   --------------------------------------------------------------------

ATTEST:
   --------------------------------------------------------------------

                                                         CARMAX, INC.

                                                      Schedule of Terms
                                                   of Employment Agreement
                                                 for Named Executive Officers



                                                                                             Target          Amount of
                                                                                Base         Bonus          Outplacement
     Executive                              Title                             Salary 1       Rate 2          Services 3
     ---------                              -----                             --------       ------          ----------
Austin Ligon                  President and Chief Executive Officer           $750,000        100%             $50,000

Thomas J. Folliard            Executive Vice President, Store Operations      $495,000         60%             $25,000

Keith D. Browning             Executive Vice President and Chief              $495,000         60%             $25,000
                              Financial Officer

Michael K. Dolan              Senior Vice President and Chief                 $440,000         40%             $25,000
                              Information Officer

Joseph S. Kunkel              Senior Vice President, Marketing and            $440,000         40%             $25,000
                              Strategy




--------
1 See Section 5.1 of the Employment Agreement.
2 See Section 5.2 of the Employment Agreement.
3 See Sections 7.4(c) and 11.8(d) of the Employment Agreement.